Exhibit 8.2

              [ PAUL, WEISS, RIFKIND, WHARTON & GARRISON ]




(212) 373-____



                                   _________ __, 1995



Orion Pictures Corporation
1888 Century Park East
Seventh Floor
Los Angeles, California  90067



Ladies and Gentlemen:

          You have requested our opinion as to whether the proposed merger of Orion Pictures Corporation ("Orion") with and into OPC Merger Corp. ("OPC Mergerco"), with OPC Mergerco being the surviving corporation (the "Orion Merger") will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          In reaching the opinions expressed below, we have reviewed and relied on (i) the Amended and Restated Agreement and Plan of Merger ("the Merger Agreement"), dated as of September 27, 1995, by and among The Actava Group Inc. ("Actava"), Orion, MCEG Sterling Incorporated ("Sterling"), Metromedia International Telecommunications, Inc. ("MITI"), OPC Mergerco and MITI Merger Corp., (ii) Actava's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on September 28, 1995, which includes the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") of Actava, Orion, Sterling and MITI, (iii) the representation letters dated the date hereof addressed to us in connection with the opinion set forth below from Actava, Orion and Metromedia Company, and (iv) such other information and materials as we have deemed appropriate.

          We have assumed that the Merger Agreement has been duly executed by the parties thereto and constitutes the valid and legally binding obligation of such parties, that the Merger Agreement has not been amended or modified, that the parties to the Merger Agreement will act in accordance therewith, and that there are no other agreements or understandings among the parties in connection with the subject matter thereof.

          Based upon and subject to the foregoing, it is our opinion that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code.

          We express no opinion concerning any United States, state, local or foreign tax matter relating to the Orion Merger and the other transactions described in the Joint Proxy Statement/Prospectus, except as expressly set forth above.

          The above opinion is based on the current provisions of the Code and the regulations thereunder, and on current interpretations of the Code and such regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of the opinion set forth above.

          This letter is furnished by us solely for your benefit and the benefit of holders of outstanding Orion common stock and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "Expert" as used in the Securities Act of 1933 or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                                   Very truly yours,


                                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON